Exhibit 99.1
QVC GROUP REPORTS
THIRD QUARTER 2025 FINANCIAL RESULTS

West Chester, Pennsylvania, November 5, 2025 – QVC Group, Inc. ("QVC Group") (Nasdaq: QVCGA, QVCGP;
OTCQB: QVCGB) today reported third quarter 2025 results(1).
“We are early in our WIN growth plan but continue to make progress. We reduced the year-over-year rate of revenue decline in our QxH segment despite the decline in linear television viewership, driven by revenue growth in our social and streaming platforms.” said David Rawlinson, President and CEO of QVC Group. “Although we are encouraged by the progress we are making, deleveraging from our total revenue decline, tariffs and other critical investments, pressured our adjusted OIBDA."

Third quarter 2025 headlines(2):
•QVC Group revenue decreased 6% in US Dollars and 6% in constant currency(3)
•Generated operating income of $60 million
•Operating income decreased 61% in US Dollars and decreased 62% in constant currency
•Adjusted OIBDA(4) decreased 32% in US Dollars and decreased 34% in constant currency
•QxH revenue decreased 7%
•QVC International revenue decreased 1% in US Dollars and decreased 5% in constant currency
•Cornerstone revenue decreased 8%

Discussion of Results
Unless otherwise noted, the following discussion compares financial information for the three months ended September 30, 2025 to the same period in 2024.
THIRD QUARTER 2025 FINANCIAL RESULTS

(amounts in millions)	3Q25	3Q24	% Change	% Change Constant Currency(a)
Revenue
QxH	$1,416	$1,521	(7)%
QVC International	566	571	(1)%	(5)%
Cornerstone	231	252	(8)%
Total QVC Group Revenue	2,213	2,344	(6)%	(6)%

Operating Income (Loss)
QxH	$48	$107	(55)%
QVC International	43	57	(25)%	(28)%
Cornerstone	(9)	(2)	NM
Unallocated corporate cost	(22)	(10)	(120)%
Total QVC Group Operating Income (Loss)	60	152	(61)%	(62)%

Adjusted OIBDA (Loss)
QxH	$135	$182	(26)%
QVC International	58	70	(17)%	(21)%
Cornerstone	(2)	6	(133)%
Unallocated corporate cost	(22)	(8)	(175)%
Total QVC Group Adjusted OIBDA	$169	$250	(32)%	(34)%
________________________________________________________
a)For a definition of constant currency financial metrics, see the accompanying schedules.

QxH
QxH revenue declined primarily due to a 7% decrease in units shipped and lower shipping and handling revenue, partially offset by favorable returns and a 1% increase in average selling price. QxH reported sales declines in all categories.
Operating income and adjusted OIBDA margin(4) decreased due to higher marketing costs, sales deleverage, higher fulfillment costs and lower product margin partially offset by favorable commission rates. Fulfillment pressure was driven by higher freight costs and sales deleverage. Product margins decreased primarily due to higher promotions and impact from increased tariffs. Operating expenses decreased due to favorable commission rates. Selling, general and administrative expenses increased due to higher marketing costs and changes to the management incentive plan partially offset by lower personnel costs.
QVC International
US Dollar denominated results were favorably impacted by exchange rate fluctuations due to the US Dollar weakening 6% against the Euro, 4% against the British pound, and 1% against the Japanese Yen. The financial metrics presented in this press release also provide a comparison of the percentage change in QVC International’s results in constant currency (where applicable) to the comparable figures calculated in accordance with US GAAP for the third quarter of 2024.
QVC International’s constant currency revenue declined largely due to a 4% decrease in average selling price and lower shipping and handling revenue. QVC International reported constant currency revenue growth in apparel with declines in all other categories.
Operating income and adjusted OIBDA margin decreased due to fulfillment pressure and sales deleverage partially offset by higher product margin. Fulfillment pressure is due to higher variable wage rates in Europe.
Cornerstone
Cornerstone revenue decreased 8% driven by lower units shipped reflecting softness in the home and apparel categories, partially offset by higher average selling price.
Adjusted OIBDA margin decreased primarily due to sales deleverage and lower product margin partially offset by lower selling, general and administrative costs and lower operating expenses.

THIRD QUARTER 2025 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	3Q25	3Q24	% Change		% Change Constant Currency(a)
QxH
Cost of Goods Sold % of Revenue	66.7%	65.5%	117	bps
Operating Income Margin (%)	3.4%	7.0%	(361)	bps
Adjusted OIBDA Margin (%)	9.5%	12.0%	(247)	bps
Average Selling Price	$52.26	$51.76	1%
Units Sold			(7)%
Return Rate(b)	14.5%	14.6%	(10)	bps
eCommerce Revenue(c)	$926	$967	(4)%
eCommerce % of Total Revenue	65.4%	63.6%	180	bps
Mobile % of eCommerce Revenue(d)	71.5%	70.7%	80	bps
LTM Total Customers(e)	7.0	7.9	(11)%

QVC International
Cost of Goods Sold % of Revenue	65.9%	64.6%	130	bps
Operating Income Margin (%)	7.6%	10.0%	(240)	bps
Adjusted OIBDA Margin (%)	10.2%	12.3%	(205)	bps
Average Selling Price			—%		(4)%
Units Sold			—%
Return Rate(b)	19.4%	18.9%	50	bps
eCommerce Revenue(c)	$303	$297	2%		(2)%
eCommerce % of Total Revenue	53.5%	52.0%	153	bps
Mobile % of eCommerce Revenue(d)	77.2%	76.1%	110	bps
LTM Total Customers(e)	3.9	4.0	(3)%

Cornerstone
Cost of Goods Sold % of Revenue	62.3%	59.9%	244	bps
Operating Income Margin (%)	(3.9)%	(0.8)%	(310)	bps
Adjusted OIBDA Margin (%)	(0.9)%	2.4%	(327)	bps
eCommerce Revenue(c)	$174	$188	(7)%
eCommerce % of Total Revenue	75.3%	74.6%	72	bps
________________________________________________________
a)For a definition of constant currency financial metrics, see the accompanying schedules.
b)Measured as returned sales over gross shipped sales in US Dollars.
c)Based on net revenue.
d)Based on gross US Dollar orders.
e)LTM: Last twelve months.
FOOTNOTES
1)QVC Group will discuss these headlines and other matters on QVC Group’s earnings conference call that will begin at 8:30 a.m. (E.T.) on November 5, 2025. For information regarding how to access the call, please see “Important Notice” later in this document.
2)Unless otherwise noted, highlights compare financial information for the three months ended September 30, 2025 to the same period in 2024.

3)For a definition of constant currency financial metrics, see the accompanying schedules. Applicable reconciliations can be found in the financial tables at the beginning of this press release.
4)For definitions and applicable reconciliations of Adjusted OIBDA and Adjusted OIBDA margin, see the accompanying schedules.

NOTES
Cash and Debt
The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	9/30/2025	6/30/2025
Cash and cash equivalents (GAAP)	$1,817	$897

Debt:
QVC senior secured notes(a)	$2,146	$2,146
QVC senior secured bank credit facility	2,900	1,925
Total Subsidiary Level Debt	$5,046	$4,071

Senior notes(a)	792	792
Senior exchangeable debentures(b)	777	777
Corporate Level Debentures	1,569	1,569
Total QVC Group Debt	$6,615	$5,640
Unamortized discount, fair market value adjustment and deferred loan costs	(722)	(720)
Total QVC Group Debt (GAAP)	$5,893	$4,920

Other Financial Obligations:
Preferred stock(c)	$1,272	$1,272

QVC, Inc. leverage	4.2x	3.9x
________________________________________________________
a)Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
b)Face amount of Senior Exchangeable Debentures with no adjustment for the fair market value adjustment.
c)Preferred Stock has an 8% coupon (subject to step up for dividend nonpayment; current coupon is 9.5%), $100 per share initial liquidation preference plus accrued and unpaid dividends and is non-voting. It is subject to mandatory redemption on March 15, 2031. The Preferred Stock is considered a liability for GAAP purposes, and is recorded net of capitalized costs.

Cash at QVC Group increased $920 million in the third quarter due to net borrowings and cash from operations, partially offset by capital expenditures and television distribution rights. Total debt at QVC Group increased $975 million in the third quarter primarily due to additional borrowing under QVC’s bank credit facility.
QVC’s bank credit facility had $2.9 billion drawn as of September 30, 2025, with incremental availability of approximately $181 million, net of letters of credit. QVC, Inc.’s leverage ratio, as defined by QVC's credit agreement, was 4.2x at quarter-end.

As of September 30, 2025, QVC’s consolidated leverage ratio (as calculated under QVC’s senior secured notes) was greater than 3.5x and as a result QVC is restricted in its ability to make unlimited dividends or other restricted payments. Dividends made by QVC to service the principal and interest of indebtedness of its parent entities, as well as payments made by QVC to QVC Group under an intercompany tax sharing agreement in respect of certain tax obligations of QVC and its subsidiaries, are permitted under the indentures governing QVC’s senior secured notes and QVC’s credit agreement.
QVC Group is in compliance with all debt covenants as of September 30, 2025. QVC's bank credit facility matures on October 27, 2026. As a result, the related outstanding debt balance of $2.9 billion will be reclassified from a non-current liability to a current liability as of October 31, 2025. The outstanding debt under QVC's bank credit facility, in addition to QVC’s senior secured notes, could become due sooner than October 27, 2026, if QVC does not remain compliant with the consolidated leverage ratio financial covenant under its bank credit facility and a waiver or forbearance from the lenders thereunder is not obtained. This can be triggered if the consolidated net leverage ratio for QVC is greater than 4.5 to 1.0 under QVC's bank credit facility. Therefore, QVC's continuation as a going concern is currently dependent upon ability to refinance or repay the debt balance upon maturity. Please refer to QVC Group's Form 10-Q for more information.

Important Notice: QVC Group, Inc. (Nasdaq: QVCGA, QVCGP; OTCQB: QVCGB) will discuss QVC Group’s earnings release on a conference call which will begin at 8:30 a.m. (E.T.) on November 5, 2025. The call can be accessed by dialing (877) 704-4234 or (215) 268-9904, passcode 13748879, at least 10 minutes prior to the start time. Links to this press release and replays of the call will also be available on QVC Group’s website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies and initiatives (including our WIN strategy) and their expected benefits, future financial performance and prospects, and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to QVC Group, changes in law and government regulations, the availability of investment opportunities, general market conditions (including as a result of tariff volatility and uncertainty), the effects of and ability to comply with financial obligations, including our ability to repay our indebtedness upon maturity, our ability to continue as a going concern, the effects of impairment losses, issues impacting the global supply chain and labor market and use of social media and influencers. These forward-looking statements speak only as of the date of this press release, and QVC Group expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in QVC Group's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of QVC Group, including the most recent Forms 10-K and 10-Q, for additional information about QVC Group and about the risks and uncertainties related to QVC Group's business, which may affect the statements made in this press release.

Contact: investor@qvcgrp.com
NON-GAAP FINANCIAL MEASURES
To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for QVC Group, QVC and Cornerstone together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP. QVC Group defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, and where applicable, separately identified impairments, litigation settlements, restructuring, acquisition-related costs, and (gains) losses on sale leaseback transactions. Further, this press release includes Adjusted OIBDA margin, which is also a non-GAAP financial measure. QVC Group defines Adjusted OIBDA margin as Adjusted OIBDA divided by revenue.
QVC Group believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’s performance or indicative of ongoing business trends. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because Adjusted OIBDA is used as a measure of operating performance, QVC Group views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that QVC Group 's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.
This press release also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for QVC Group. Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.
QVC Group believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy and Japan. We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations. Please see the financial tables at the beginning of this press release for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income, Adjusted OIBDA and average selling price.

SCHEDULE 1
The following table provides a reconciliation of QVC Group’s Adjusted OIBDA to its operating income (loss) calculated in accordance with GAAP for the three months ended September 30, 2024, December 31, 2024, March 31, 2025, June 30, 2025 and September 30, 2025, respectively.
CONSOLIDATED OPERATING INCOME AND ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	3Q25	2Q25	1Q25	4Q24	3Q24
QVC Group Operating Income (Loss)	$60	$(2,272)	$14	$(1,271)	$152
Depreciation and amortization	103	105	102	93	95
Stock compensation expense	7	4	4	10	3
Impairment of intangible assets(b)	—	2,395	—	1,480	—
Restructuring costs(a)	(1)	—	57	—	—
QVC Group Adjusted OIBDA	$169	$232	$177	$312	$250
________________________________________________________
a)In the first quarter of 2025, QxH and QVC International recorded $36 million and $20 million of restructuring costs, respectively, related to its reorganization. These items are included in operating income and excluded from Adjusted OIBDA
b)Includes a $1.5 billion non-cash impairment charge related to goodwill and tradenames recognized at QxH in the fourth quarter of 2024 and a $2.4 billion non-cash impairment charge related to goodwill and tradenames recognized at QxH in the second quarter of 2025.

SCHEDULE 2
The following table provides a reconciliation of Adjusted OIBDA for QVC and Cornerstone to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended September 30, 2024, December 31, 2024, March 31, 2025, June 30, 2025 and September 30, 2025, respectively.
SUBSIDIARY ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	3Q25	2Q25	1Q25	4Q24	3Q24
QVC
Operating income (loss)	$91	$(2,272)	$29	$(1,254)	$164
Depreciation and amortization	97	98	95	84	87
Stock compensation	6	4	4	5	1
Impairment of intangible assets	—	2,395	—	1,480	—
Restructuring costs	(1)	—	57	—	—
Adjusted OIBDA	$193	$225	$185	$315	$252

QxH Adjusted OIBDA	$135	$150	$122	$204	$182
QVC International Adjusted OIBDA	$58	$75	$63	$111	$70

Cornerstone
Operating income (loss)	$(9)	$10	$(11)	$(4)	$(2)
Depreciation and amortization	6	7	7	9	8
Stock compensation	1	—	—	—	—
Adjusted OIBDA	$(2)	$17	$(4)	$5	$6

QVC GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
(unaudited)

	September 30, 2025	December 31, 2024
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$1,817	905
Trade and other receivables, net of allowance for credit losses	840	1,143
Inventories	1,190	1,061
Other current assets	206	190
Total current assets	4,053	3,299
Property and equipment, net	407	502
Intangible assets not subject to amortization	2,011	4,337
Intangible assets subject to amortization, net	380	402
Operating lease right-of-use assets	578	600
Other assets, at cost, net of accumulated amortization	109	103
Assets held for sale noncurrent	$22	—
Total assets	$7,560	9,243
Liabilities and Equity
Current liabilities:
Accounts payable	660	776
Accrued liabilities	815	953
Current portion of debt	82	867
Other current liabilities	68	128
Total current liabilities	1,625	2,724
Long-term debt	5,811	4,101
Deferred income tax liabilities	1,138	1,313
Preferred stock	1,272	1,272
Operating lease liabilities	586	598
Other liabilities	103	120
Total liabilities	10,535	10,128
Equity	(3,072)	(971)
Non-controlling interests in equity of subsidiaries	97	86
Total liabilities and equity	$7,560	9,243

QVC GROUP, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION
(unaudited)

	Three months ended September 30,
	September 30, 2025	September 30, 2024

	amounts in millions
Revenue:
Total revenue, net	$2,213	2,344

Operating costs and expenses:
Cost of goods sold (exclusive of depreciation and amortization shown separately below)	1,461	1,517
Operating expense	162	175
Selling, general and administrative, including stock-based compensation	428	405
Depreciation and amortization	103	95
Restructuring (benefits) costs	(1)	—
	2,153	2,192
Operating income (loss)	60	152

Other income (expense):
Interest expense	(134)	(117)
Realized and unrealized gains (losses) on financial instruments, net	(7)	(36)
Other, net	25	1
	(116)	(152)
Earnings (loss) before income taxes	(56)	—
Income tax (expense) benefit	(17)	(15)
Net earnings (loss)	(73)	(15)
Less net earnings (loss) attributable to the noncontrolling interests	7	8
Net earnings (loss) attributable to QVC Group, Inc. shareholders	$(80)	(23)

QVC GROUP, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION
(unaudited)

	Nine months ended September 30,
	2025	2024

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$(2,373)	25
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	310	290
Impairment of goodwill and intangible assets	2,395	—
Stock-based compensation	15	22
Realized and unrealized (gains) losses on financial instruments, net	43	53
Gain on sale of assets and sale leaseback transactions	—	(1)
Deferred income tax expense (benefit)	(234)	(86)
Other, net	8	11

Changes in operating assets and liabilities
Decrease (increase) in trade and other receivables	304	411
Decrease (increase) in inventory	(105)	(249)
Decrease (increase) in other current assets	51	71
(Decrease) increase in trade accounts payable	(135)	(59)
(Decrease) increase in accrued and other liabilities	(249)	(175)
Net cash provided (used) by operating activities	30	313
Cash flows from investing activities:
Capital expenditures	(103)	(137)
Expenditures for television distribution rights	(89)	(23)
Cash proceeds from dispositions of investments	—	7
Proceeds from sale of fixed assets	—	6
Other investing activities, net	(11)	(2)
Net cash provided (used) by investing activities	(203)	(149)
Cash flows from financing activities:
Borrowings of debt	1,986	1,895
Repayments of debt	(868)	(2,249)
Dividends paid to noncontrolling interest	(22)	(51)
Dividends paid to common shareholders	(1)	(4)
Other financing activities, net	(3)	(3)
Net cash provided (used) by financing activities	1,092	(412)
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	22	2
Net increase (decrease) in cash, cash equivalents and restricted cash	941	(246)
Cash, cash equivalents and restricted cash at beginning of period	923	1,136
Cash, cash equivalents and restricted cash at end of period	1,864	890